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                                                                     EXHIBIT 4.2

                          TRANSTECHNOLOGY CORPORATION

                  NON-EMPLOYEE DIRECTOR STOCK OPTION AGREEMENT


                  This Agreement dated as of _________________ (the "Agreement") between TransTechnology Corporation, a Delaware corporation (the "Company"), and_________________________________________ ("Optionee").

                  WHEREAS, pursuant to the TransTechnology Corporation 1998 Non-Employee Directors' Stock Option Plan (the "Plan"), the Board of Directors and shareholders have authorized the granting to Optionee of options to purchase shares of common stock ($0.01 par value, per share) of the Company (the "Shares") upon the terms and conditions hereinafter stated.

                  NOW, THEREFORE, in consideration of the covenants herein set forth, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:


1. SHARES AND PRICE. The Company grants to Optionee the right to purchase, upon and subject to the terms and conditions herein stated and the terms and conditions of the Plan, __________________ Shares, at the purchase price of $______ per share (the "Options"). The purchase price is payable in accordance with Paragraph 5 hereof.

2. TERM OF OPTION. The Options shall expire five (5) years from the date hereof.

3. EXERCISABILITY. The Options shall be exercisable beginning on the first anniversary of the date hereof; provided, however, that during each of the three years beginning June 17, 1999 and ending June 16, 2002, the Optionee shall not be permitted to acquire more than 5,000 Shares through the exercise of the Options and/or any other options granted during the Initial Term of the Plan (from June 1, 1998 through June 16, 2001); with the exception of Options granted under Section 5.5 of the Plan.

4. PARTIAL EXERCISE. Subject to the provisions hereof, the Options may be exercised in whole or in part in accordance with Paragraph 5 hereof at any time after becoming exercisable, but not later than the date the Options expire.

5. EXERCISE AND PAYMENT OF PURCHASE PRICE. The Options may only be exercised by delivery to the Company of a written notice of exercise, in form acceptable to the Company, stating the number of Shares then being purchased hereunder and a check made payable to the Company, or cash, in the amount of the purchase price of such Shares. At the discretion of

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                  the Board of Directors, the Options may be exercised with
                  Shares of the Company owned by the Optionee at the time of exercise or issuable to the Optionee upon exercise of the Options, in either case with such Shares having a market value equal to the product of the purchase price at the date of exercise and the number of Shares with respect to which such Options are thereby exercised.

6. TERMINATION OF SERVICE AS A DIRECTOR. If Optionee ceases to be a director of the Company for any reason other than his death, Optionee shall have the right to exercise the Options to the extent, but only to the extent, that the Options were exercisable and had not previously been exercised at the date of such termination of service, until the first to occur of:
                  (i) the date that is 90 days from the date of such termination or (ii) the date the Options expire pursuant to Paragraph 2 hereof.

7. DEATH OF OPTIONEE AND NO ASSIGNMENT. The Options shall not be assignable or transferable except by will or by the laws of descent and distribution and shall be exercisable during the Optionee's lifetime only by the Optionee. In the event of the Optionee's death, the permitted successors to the Optionee's rights hereunder may exercise the Options, to the extent, but only to the extent, that the Optionee was entitled to exercise the Options at the date of Optionee's death, until the first to occur of (i) the date that is one year from the date of the Optionee's death, or (ii) the date such Options expire pursuant to Paragraph 2 hereof.

8. CHANGE OF CONTROL. In the event of a Change of Control, as defined in the Plan, (except if the Board of Directors of the Company provides otherwise prior to the Change of Control as permitted under the Plan), the Options shall become immediately exercisable; provided, however, that in no event shall the Options become exercisable prior to the date that is six months from the date hereof.

9. NO RIGHTS AS STOCKHOLDERS. Optionee shall have no rights as a stockholder with respect to the Shares covered by the Options until the date of the issuance of stock certificates representing the Shares acquired pursuant to the exercise of the Options. No adjustment will be made for dividends or other rights for which the record date is prior to the date such stock certificates are issued pursuant to the exercise of the Options.

10. MODIFICATION AND TERMINATION. The rights of Optionee are subject to modification and termination in certain events as provided in the Plan.

11. SHARES PURCHASED FOR INVESTMENT. Optionee represents and agrees that if Optionee exercises the Options in whole or in part, Optionee shall acquire the Shares upon such exercise for the purpose of investment and not with a view to their resale or distribution. The Company reserves the right to include a legend on each certificate representing shares subject to the Options, stating in effect that such Shares have not been registered under the Securities Act of 1933 (the "Act"), as amended, and may not be transferred without registration under the Act or an exemption therefrom.

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12.               THIS AGREEMENT SUBJECT TO PLAN. Optionee acknowledges that
                  Optionee has read and understands the Plan. This Agreement is made pursuant to the provisions of the Plan, and is intended, and shall be interpreted in a manner, to comply therewith. Any provision hereof inconsistent with the Plan shall be superseded and governed by the Plan. The provisions of the Plan are incorporated herein by this reference.

13. GOVERNING LAW. To the extent not preempted by Federal law, this Agreement shall be construed in accordance with and shall be governed by the laws of the State of Delaware.

14. NOTICES. Any notices or other communication required or permitted hereunder shall be sufficiently given if delivered personally or sent by registered or certified mail, postage prepaid, to the Company at its corporate headquarters, and to the Optionee at the last address maintained for such person in the records of the Company, or to such other address as shall be furnished in writing by either party to the other party, and shall be deemed to have been given as of the date so delivered or deposited in the United States mail, as the case may be.

                  IN WITNESS WHEREOF, the parties hereto have executed the Agreement effective as of the date first written above.


                                  TRANSTECHNOLOGY CORPORATION
                                  ("Company")


                                  ----------------------------------
                                  Michael J. Berthelot
                                  Chairman, President and CEO


                                  ("Optionee")


                                  ---------------------------------
                                  Optionee Name






Grant Number: _______

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